EXHIBIT 99.3

Intellinetics, Inc. Completes Equity and Debt Financing and Acquires Graphic Sciences, Inc.

Financing Restructures Balance Sheet and Provides Platform for Future Growth

COLUMBUS, Ohio, March 4, 2020 (GLOBE NEWSWIRE) – Intellinetics, Inc., (OTCQB: INLX) a cloud-based document solutions provider, announced it has closed an equity and debt private placement financing and raised a total of $5.5 million. From the amount raised in the financing, $3.5 million was used for the initial purchase price of Graphic Sciences, Inc., a company that specializes in document scanning and digital conversion services. Located in Madison Heights, MI. Graphic Sciences had $6.7 million in revenues (unaudited) in its most recent fiscal year, ended September 30, 2019.

Simultaneous with the raise, the Company restructured its balance sheet by converting all of its $4.7 million in existing convertible notes into shares of common stock at a conversion price of $0.08 per share. Further, the stockholders, by written consent of a majority in interest and pursuant to action by the Board of Directors of the Company, have approved a 1-for-50 reverse stock split, which will be effective as of 5:00 p.m., Nevada time, on March 12, 2020, for stockholders of record as of the close of business on March 12, 2010. The Company implemented the debt conversion and reverse split to improve the liquidity and marketability of the Company’s common stock, and to provide better ability to respond to potential future opportunities to raise capital and make acquisitions , based upon and subject to future developments in the business and affairs of the Company, and the future status of the capital markets and the economy.

The purchase of Graphic Sciences complements Intellinetics’ document management products and services to highly regulated, risk- and compliance-intensive markets. The IntelliCloud™ solution suite can now be expanded to include Graphic Sciences’ document scanning and microfilm services while Graphic Science customers benefit from the option to gain anywhere, anytime access to their digitized documents via the IntelliCloud Document Management Platform.

“We believe that the acquisition of Graphics Sciences will be accretive and lays the groundwork for future growth opportunities, which is part of our ongoing company strategy,” stated James F. DeSocio, President & CEO of Intellinetics. “We are enthusiastic about the continued strong support of our investor community, and I firmly believe that the synergies and cross-selling opportunities with Graphic Sciences set us on a momentum path for strong organic and inorganic growth. We now have a platform that is more attractive to current and future customers and partners.”

About Intellinetics, Inc.

Intellinetics, Inc., located in Columbus, Ohio, is a cloud-based content services software provider. Its IntelliCloud™ suite of solutions serve a mission-critical role for organizations in highly regulated, risk and compliance-intensive markets in Healthcare, K-12, Public Safety, Public Sector, Risk Management, Financial Services and beyond. IntelliCloud solutions make content secure, compliant, and process-ready to drive innovation, efficiencies and growth. For additional information, please visit www.intellinetics.com.

About Graphic Sciences, Inc.

Located in Madison Heights, Michigan, Graphic Sciences, Inc. has been helping organizations become paperless for over 33 years. Through its Image Technology Group and production scanning department, hundreds of millions of images have been converted from paper to digital, paper to microfilm, and microfiche to microfilm for business and federal, county, and municipal governments. Graphic Sciences also provides its clients with long-term paper and microfilm storage and retrieval options.

Cautionary Statement Regarding Intellinetics, Inc.

Statements in this press release which are not purely historical, including statements regarding future momentum and growth paths and strategies; synergies and cross-selling opportunities with Graphic Sciences; the ability of the Company to improve the liquidity and marketability of its common stock; the ability of the Company to respond to potential future opportunities to raise capital and make acquisitions; the attractiveness of the Company’s platform to future business and new revenues associated with any subsidiary, product, industry, market, initiative, or service; execution of Intellinetics’ business plan, strategy, direction and focus; and other intentions, beliefs, expectations, representations, projections, plans or strategies regarding future growth and other future events are forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with acquisitions generally and of Graphic Sciences specifically; the ability of Graphic Sciences to perform as expected by management; the effect of changing economic conditions, trends in the products markets, variations in Intellinetics’ cash flow or adequacy of capital resources, market acceptance risks, the success of Intellinetics’ channel partners, technical development risks, and other risks, uncertainties and other factors discussed from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including in Intellinetics’ most recent annual report on Form 10-K as well as subsequently filed reports on Form 10-Q and Form 8-K. Intellinetics cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Intellinetics disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Intellinetics on its website at www.intellinetics.com or at www.sec.gov.

CONTACT:

Joe Spain, CFO

Intellinetics, Inc.

614.921.8170

investors@intellinetics.com